Exhibit 99.1

Enveric Biosciences Announces Publication of a Paper Describing a Novel Bioproduction Platform for Psychedelic-Inspired Drug Discovery in the Journal of Biological Chemistry

Paper co-authored by Enveric researchers describes the discovery of a key cane toad enzyme and its application to the biosynthesis of novel indolethylamine-type drug candidates with potential use in psychiatric medicine

CAMBRIDGE, Mass., September 27, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced publication of a paper in the peer-reviewed journal, Journal of Biological Chemistry, describing the discovery of a new enzyme from cane toad (Rhinella marina) and the successful development of a bioproduction platform for the isolation and pharmacological screening of novel indolethylamines with potential use in psychiatric medicine. Enveric researchers and a team from the University of Calgary co-authored the work, which was led by Peter Facchini, Ph.D., professor and Chief Innovation Officer at Enveric.

In the paper titled, “A cane toad (Rhinella marina) N-methyltransferase converts primary indolethylamines to tertiary psychedelic amines,” the authors describe the discovery and biotechnological deployment of a novel enzyme, Rhinella marina N-methyltransferase (RmNMT), isolated from the cane toad. The discovery is important as it represents the first alkaloid biosynthetic gene and cognate enzyme isolated from a psychedelic toad. In comparison to N-methyltransferases isolated from other organisms, RmNMT is an effective and promiscuous catalyst, which makes it uniquely suitable for the biosynthesis of novel psychedelic-inspired neuroplastogens. The research team demonstrated the utility of the enzyme as an important biocatalyst in psychedelic applications by purifying its reaction products and subjecting the compounds, which include novel N,N-dimethyltryptamine (DMT) derivatives, to key receptor binding and metabolic stability assays.

“This unique enzyme has proved itself a superior biocatalyst compared with similar enzymes and emerges as a key resource with applications in the synthesis and screening of psychedelic-inspired medicines,” said Dr. Facchini. “We believe our work demonstrates Enveric’s superior and proven capabilities in creating exciting New Chemical Entities (NCEs) inspired by the powerful ability of organisms found in nature to synthesize an enormous diversity of compounds, ranging from hallucinogenic alkaloids to anti-cancer steroids to pesticidal peptides. We expect our bioproduction systems, which mimic the cane toad’s ability to produce psychedelic molecules, to complement our extensive synthetic chemistry capabilities collectively aimed at the development of effective and beneficial new medicines.”

“With this impressive discovery, our team of leading researchers has established an innovative and effective method for the bio-based production, purification, and screening of novel indolethylamine-type drug candidates,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “This innovative work further displays the novel thinking of our research team at Enveric to learn from natural biochemical systems and apply our innovative 3-D modeling technologies backed by AI to design improved neuroplastogenic compounds that are expected to be optimized as treatments for those with mental health disorders like depression, anxiety, and addiction disorders.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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